Exhibit 99.1

IKON ANNOUNCES RECEIPT OF REQUISITE CONSENTS AND PRICING OF THE TENDER OFFER FOR ITS OUTSTANDING 7.25% NOTES DUE 2008

FOR RELEASE: THURSDAY, MAY 11, 2006

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that it has determined the price for its previously announced cash tender offer for any and all of its 7.25% Notes due 2008 (the “Notes”). The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated April 27, 2006, and a related Letter of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

The total consideration for each note validly tendered prior to 5:00 p.m., New York City time, on May 10, 2006 (the “Consent Payment Deadline”), and accepted for payment is $1,034.52. The total consideration includes a consent payment of $30.00 for each $1,000 principal amount tendered. Notes accepted for payment that are validly tendered subsequent to the Consent Payment Deadline but prior to midnight, New York City time, on May 24, 2006, will receive the tender offer consideration of $1,004.52 for each $1,000 principal amount tendered. In addition to the total consideration or the tender offer consideration payable, the Company will pay accrued and unpaid interest to, but not including, the applicable payment date. The payment date for the Notes validly tendered and accepted for payment is expected to be on or about May 25, 2006, subject to the satisfaction of the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement.

As of the Consent Payment Deadline, the Company had received valid tenders and consents from holders of approximately $81.2 million aggregate principal amount (representing approximately 86%) of the outstanding Notes. The consents received are sufficient to amend the indenture governing the Notes, and the Company intends to execute a supplemental indenture as soon as practicable. Although the Company intends to execute the supplemental indenture as soon as practicable, the amendments will not become operative unless and until all validly tendered Notes are accepted for purchase pursuant to the tender offer.

Wachovia Securities is acting as exclusive Dealer Manager and Solicitation agent for the tender offer and the consent solicitation and can be contacted at (704) 715-8341, or toll free at (866) 309-6316. D.F. King & Co., Inc., the Information Agent for the offer and solicitation, can be contacted at (212) 269-5550 (collect) or toll free at (800) 290-6427. J.P. Morgan Trust Company, N.A. is the Depositary for the offer and solicitation and can be contacted at (214) 468-6464. Copies of the offer documents and other related documents may be obtained from the Information Agent.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consent with respect to the Notes nor is this announcement an offer to sell or solicitation of an offer to purchase new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation dated April 27, 2006 and the related Consent and Letter of Transmittal.

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2005 revenue of $4.4 billion, IKON has approximately 26,000 employees in 450 locations throughout North America and Western Europe.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the successful completion of the tender offer and consent solicitation, including the execution of a supplemental indenture. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to risks and uncertainties set forth in the Offer to Purchase and Consent Solicitation Statement under the headings “Forward-Looking Statements” and “Certain Significant Considerations” and in IKON’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions West, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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